Exhibit 99.1



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549



                                    FORM 11-K

         X       ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      For the year ended December 31, 1993

                                       OR

                  TRANSITION REPORT PURSUANT TO SECTION 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                                (NO FEE REQUIRED)


                  For the transition period from      to

                          Commission file number 1-640



                           SAVINGS PLAN FOR EMPLOYEES

                             OF NL INDUSTRIES, INC.

                            (Full title of the plan)

                               NL INDUSTRIES, INC.
                       3000 North Sam Houston Parkway East
                              Houston, Texas  77032


             (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)


                           SAVINGS PLAN FOR EMPLOYEES
                             OF NL INDUSTRIES, INC.

                                      INDEX


                                                                     Page

 Signature Page                                                   2

 Financial Statements and Supplemental Schedules
  with Report of Independent Accountants                          F-1 to F-12

 Exhibit 1 - Consent of Independent Accountants

                                    SIGNATURE

         Pursuant to the requirements of the Securities Act of 1934, the Administrator has duly caused this Annual Report to be signed by the undersigned thereunto duly authorized.


                     SAVINGS PLAN
                     FOR EMPLOYEES OF
                     NL INDUSTRIES, INC.

                 By: NL INDUSTRIES, INC.
                     PENSION AND EMPLOYEE
                     BENEFITS COMMITTEE,
                     Administrator Of Savings Plan
                     For Employees Of
                     NL Industries, Inc.


                     By:  /s/Edward J. Zadzora
                          Edward J. Zadzora
                          Chairman


June 27, 1994

                          SAVINGS PLAN FOR EMPLOYEES OF
                               NL INDUSTRIES INC.


                                      INDEX


                                                                    Page
Report of Independent Accountants                                   F-2

Financial Statements

Statements of Net Assets Available for Plan Benefits
 - December 31, 1992 and 1993                                       F-3

Statements of Changes in Net Assets Available for Plan Benefits
 - Years ended December 31, 1992 and 1993                           F-4

Notes to Financial Statements                                       F-5 - F-10

Supplemental Schedules.

Item 27a - Schedule of Assets Held for Investment Purposes
 - December 31, 1993                                                F-11

Item 27d - Schedule of Reportable Transactions - Year ended
 December 31, 1993                                                  F-12


All other schedules are omitted because they are not applicable or not required.


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Pension and Employee Benefits Committee of
NL Industries, Inc.:

    We have audited the accompanying statements of net assets available for plan benefits of the Savings Plan for Employees of NL Industries, Inc. as of December 31, 1992 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of NL's Pension and Employee Benefits Committee. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by NL's Pension and Employee Benefits Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Savings Plan for Employees of NL Industries, Inc. as of December 31, 1992 and 1993, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.





                                 COOPERS & LYBRAND


1100 Louisiana
Houston, Texas
June 20, 1994


SAVINGS PLAN FOR EMPLOYEES OF

NL INDUSTRIES, INC.

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

December 31, 1992 and 1993


                     ASSETS                                               1992                 1993


Investments, at fair value:
  NL Industries, Inc. common stock                                         $   875,221          $ 1,255,893
  Baroid Corporation common stock                                              260,739              351,363
  Tremont Corporation common stock                                              39,128               28,502
  Other securities                                                          32,090,954           32,608,552

                                                                            33,266,042           34,244,310

Interest receivable                                                              4,816                  927

Contributions receivable - NL Industries, Inc.                               1,111,323                 -

       Total assets                                                         34,382,181           34,245,237


                LIABILITIES

Cash overdraft                                                                  54,458                 -
Payable to participants                                                        140,191                 -
Payable to Joint Venture plan                                                     -               2,373,249

       Total liabilities                                                       194,649            2,373,249

Net assets available for plan benefits                                     $34,187,532          $31,871,988



SAVINGS PLAN FOR EMPLOYEES OF

NL INDUSTRIES, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

Years ended December 31, 1992 and 1993


                                                                          1992                  1993
Investment income:
  Cash dividends:
    NL Industries, Inc.                                                  $    52,128            $      -
    Baroid Corporation                                                         9,516                  8,463
    Tremont Corporation                                                        2,841                   -
    Other                                                                    254,554                376,032
  Interest income                                                          2,080,907              1,643,094

                                                                           2,399,946              2,027,589

Net appreciation (depreciation) in the
 fair value of investments                                                  (882,299)               413,818

Contributions:
  Participants                                                             2,166,186              2,164,154
  NL Industries, Inc.                                                      1,111,323                   -


                                                                           3,277,509              2,164,154

        Total income and contributions                                     4,795,156              4,605,561

Distributions and expenses:
  Distributions                                                            4,287,161              4,570,525
  Transfer to Joint Venture plan                                                -                 2,373,249
  Less forfeitures                                                           (15,167)               (22,669)

       Net distributions to participants                                   4,271,994              6,921,105

  Administrative expenses                                                      1,772                   -

        Total distributions and expenses                                   4,273,766              6,921,105

        Net change in net assets available
         for plan benefits                                                   521,390             (2,315,544)

Net assets available for plan benefits:
  Beginning of year                                                       33,666,142             34,187,532


  End of year                                                            $34,187,532            $31,871,988


SAVINGS PLAN FOR EMPLOYEES OF
NL INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The financial statements of the Savings Plan for Employees of NL Industries, Inc. (the "Plan") have been prepared in accordance with generally accepted accounting principles. The following is a summary of the significant accounting policies followed by the Plan.

Investments

    Investments are recorded at fair value based upon the quoted market price reported on the last trading day of the period for those securities listed on a national securities exchange; listed securities for which no sale was reported on that date are valued at the mean between the last reported bid and ask prices; and other investments not having an established market are valued at fair value as of that day determined in good faith by the outside advisor responsible for that investment. Short-term investments are stated at fair value.

    Purchases and sales of investments are reflected on a trade-date basis. Gains or losses on sales of securities are based on average cost. The Plan presents in the statements of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Contributions

    Contributions from employees are recorded in the period the employer makes payroll deductions from Plan participants. Employer contributions are accrued at the end of each year and are paid in the subsequent year.

Investment income

    Income from investments is recorded as earned on an accrual basis. Dividend income is recorded at the ex-dividend date.

Termination of plan

    Although it has not expressed any intent to do so, NL Industries, Inc. has the right under the Plan to discontinue contributions and to terminate the Plan at any time subject to penalties set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). In the event of such a discontinuance or termination of the Plan, the net assets of the Plan would be allocated to the Plan participants as prescribed by the Plan document, ERISA, and the Internal Revenue Code.

NOTE 2 - PLAN DESCRIPTION:

    The Plan's principal objective is to provide eligible employees of NL Industries, Inc. and its Subsidiaries (the "Company") with a convenient way to save on a regular and long-term basis. The majority of the Company's U.S. employees are eligible to voluntarily participate in the Plan after six months of employment. At December 31, 1993 there were 279 active participants. Active participants may make basic contributions of between 1% and 8% of their eligible compensation. Basic contributions may consist of a combination of pre-tax and after-tax earnings. Generally, pre-tax contributions are excluded from the employee's taxable income until they are distributed. Eligible employees that have elected to make the maximum basic contribution of 8% may also make a supplemental pre-tax or after-tax contribution of between 1% and 4% of their eligible compensation.


    In accordance with the Tax Reform Act of 1986, participants are limited in the amount of salary reduction contributions which they may make to the Plan under Section 402(g) of the Internal Revenue Code ($8,994 annual maximum for 1993). Highly compensated participants may be required to adjust the amount of their contributions in order to permit the Plan to satisfy the nondiscrimination requirements of Sections 401(k) and 401(m) of the Internal Revenue Code. At December 31, 1993, the tests to determine compliance with such nondiscrimination requirements have not been performed. Contributions from highly compensated participants in excess of the amount that would allow the Plan to remain nondiscriminatory will be repaid to participants during 1994. At December 31, 1992, the payable to participants represents contributions received during 1992 from highly compensated participants in excess of the amount that would allow the Plan to remain nondiscriminatory.

    The Company contributes a discretionary amount of matching contributions, determined annually, wholly or partially contingent upon the attainment of certain profit objectives set by the Board of Directors of the Company. The employer match applies only to the employee's basic contributions.

    Employer contributions are fully vested upon death, retirement, or disability. A participant with less than three years of service is 0% vested in employer contributions, 50% vested following three years of service, 75% vested following four years of service and fully vested in all employer contributions following five years of service. Forfeitures of employer contributions may occur if a participant terminates employment prior to the full vesting period or if a participant or beneficiary, to whom a distribution is payable, cannot be located within five years of the date on which such distribution became payable. Amounts forfeited are used in the following order: (i) to restore the accounts of reemployed participants, (ii) to restore the accounts of participants or beneficiaries who apply for forfeited benefits and (iii) to reduce employer contributions.

    In October 1993, the Company consummated a manufacturing joint venture and transferred approximately 260 of its employees that were also plan participants to the newly-formed joint venture. At December 31, 1993, the Plan had not transferred the Plan assets of these participants to a plan sponsored by the joint venture (the "Joint Venture plan"); accordingly, the Plan has recorded a $2.4 million payable to the Joint Venture plan.

    Merrill Lynch Trust Company ("Merrill Lynch") serves as trustee for the
Plan.


    Employees may elect to have their own contributions invested in one or more funds, whose investment objectives are as follows:

                                                                                          Number of
                                                                                       participants at
                                                                                          December 31,
                                                                                   1992              1993

MERRILL LYNCH RETIREMENT PRESERVATION TRUST - managed with the objective of             541          420
providing preservation of capital, liquidity and current income through investments primarily in Guaranteed Investment Contracts.

MERRILL LYNCH BASIC VALUE FUND, INC. - CLASS A SHARES - managed with the                152          102
objective of seeking capital appreciation and, secondarily, income.

MERRILL LYNCH FEDERAL SECURITIES TRUST - managed with the objective of                   86           44
seeking a high current return through investments in U.S. government and government agency securities.


MERRILL LYNCH CAPITAL FUND INC. - CLASS A SHARES - managed with the objective           291          186
of seeking the highest total investment return consistent with prudent risk, investing in equity, debt and convertible securities.

MERRILL LYNCH GLOBAL HOLDINGS, INC. - CLASS A SHARES - managed with the                  92           59
objective of seeking the highest total investment return consistent with prudent risk through world-wide investment in an internationally diversified portfolio of securities.


NL STOCK FUND - invested primarily in NL common stock.                                  731         582


    In addition to the six funds above, the Baroid Stock Fund holds investments in Baroid and Tremont common stock. Contributions or transfers into the Baroid Stock Fund are no longer allowed.

    Prior to the investment in securities of a type consistent with the objectives of any fund, cash may be temporarily invested in securities with maturities of less than one year issued or guaranteed by the U.S. government or any agency or instrumentality thereof or deposited in a bank savings account.

    Inter-fund transfers may be made daily, except that only one transfer per quarter may affect amounts in the NL Stock Fund. Only one transfer is permitted out of the Baroid Stock Fund which must be a transfer of the total value of the participant's account in that fund.

    Distributions to employees may occur during active service or upon termination and under prescribed circumstances, may be in the form of lump sums, installments, annuities or combinations thereof or employer securities.

    The Company bears the responsibility of all administrative expenses of the Plan, with the exception of certain expenses associated with certain Guaranteed Investment Contracts that expired in 1992.



NOTE 3 - INVESTMENTS:

    The historical cost and fair value of each of the investments at December 31, 1992 and 1993 was as follows:

                                                          1992                              1993
                                              Historical                         HISTORICAL
Fund description                                 cost          Fair value           COST         FAIR VALUE

Merrill Lynch Retirement Preservation
 Trust                                        $27,889,982      $27,889,982      $26,461,617       $26,461,617

Merrill Lynch Basic Value Fund, Inc. -
 Class A Shares                                   628,493          642,080        1,480,285         1,586,610

Merrill Lynch Federal Securities Trust            237,491          239,889          403,223           409,258

Merrill Lynch Capital Fund Inc. -
 Class A Shares                                 2,803,385        2,897,225        3,259,162         3,500,307

Merrill Lynch Global Holdings, Inc. -
 Class A Shares                                   357,102          352,051          604,791           650,760

NL Stock Fund                                   2,947,366          875,221        2,723,028         1,255,893


Baroid Stock Fund:
  Baroid Common Stock                             356,427          260,739          153,810           351,363
  Tremont Common Stock                             84,274           39,128           34,248            28,502

CMA Money Fund                                     69,727           69,727             -                 -

                                              $35,374,247      $33,266,042      $35,120,164       $34,244,310


       In January 1994, the shareholders of Baroid Corporation approved a merger with Dresser Industries. The Plan's holdings of Baroid Common Stock were converted into Dresser Common Stock. At June 20, 1994, the market value of the shares of NL, Baroid/Dresser and Tremont stock held at December 31, 1993 was $2,546,672, $381,176 and $33,165, respectively.

Concentration of credit risk
    During 1993, the Plan's assets are invested principally with investment funds managed by Merrill Lynch.

NOTE 4 - NET ASSETS AVAILABLE FOR PLAN BENEFITS:


                                                        Changes in net
                                  Net assets at       assets - year ended      Net assets at
Description                     December 31, 1991      December 31, 1992     December 31, 1992


Retirement Preservation Trust       $17,939,322          $ 10,347,310           $28,286,632

Basic Value Fund, Inc.                  142,234               616,387               758,621

Federal Securities Trust                144,475               146,212               290,687

Capital Fund Inc.                     2,039,946             1,065,084             3,105,030

Global Holdings, Inc.                   144,009               244,376               388,385

NL Stock Fund                         1,288,090              (249,758)            1,038,332

Baroid Stock Fund                       329,794               (30,034)              299,760

Fixed Rate Contract Fund             11,579,824           (11,579,824)                 -

Assets not allocated to funds            58,448               (38,363)               20,085

                                    $33,666,142          $    521,390           $34,187,532



                                   CHANGES IN NET
                                ASSETS - YEAR ENDED     NET ASSETS AT
Description                      DECEMBER 31, 1993    DECEMBER 31, 1993


Retirement Preservation Trust        $(2,509,830)        $25,776,802

Basic Value Fund, Inc.                   443,271           1,201,892

Federal Securities Trust                 (11,454)            279,233

Capital Fund Inc.                       (108,685)          2,996,345

Global Holdings, Inc.                      7,334             395,719

NL Stock Fund                           (197,127)            841,205

Baroid Stock Fund                         80,105             379,865

Fixed Rate Contract Fund                    -                   -

Assets not allocated to funds            (19,158)                927

                                     $(2,315,544)        $31,871,988

NOTE 5 - RELATED PARTY TRANSACTIONS:

    The NL Stock Fund and the Baroid Stock Fund invest primarily in the common stock of NL, Baroid and Tremont. The activity of these securities for the years ended December 31, 1992 and 1993 was as follows:


                                                                            Sales and                   Realized
                                                                          distributions,                  gain
                                                  Purchases                  at cost                     (loss)

Year ended December 31, 1992:
  NL common stock                                        $605,211                    $223,341                $(105,479)
  Baroid common stock                                      15,212                      35,629                   (6,774)
  Tremont common stock                                      5,525                       8,334                     (844)

YEAR ENDED DECEMBER 31, 1993:
  NL COMMON STOCK                                        $643,878                    $306,109                $ (59,835)
  BAROID COMMON STOCK                                       8,463                      28,897                    6,824
  TREMONT COMMON STOCK                                       -                          3,695                      266


NOTE 6 - TAX STATUS:

    The Plan is designed to constitute a qualified trust under Section 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended; as such the Plan is exempt from federal income tax, and amounts contributed by NL will not be taxed to the participant until the participant receives a distribution from the Plan.

    The Plan has received a favorable determination indicating it is a "Qualified Plan" under the requirements of Section 401(a) and 401(k) of the Internal Revenue Code and is qualified for favorable tax treatment.




                             SUPPLEMENTAL SCHEDULES



                SAVINGS PLAN FOR EMPLOYEES OF NL INDUSTRIES, INC.

           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                December 31, 1993




                                                                                    Cost             Fair value

   MERRILL LYNCH RETIREMENT PRESERVATION
    TRUST                                                                             $26,461,617          $26,461,617

   MERRILL LYNCH BASIC VALUE FUND, INC. -
    CLASS A SHARES                                                                      1,480,285            1,586,610

   MERRILL LYNCH FEDERAL SECURITIES TRUST                                                 403,223              409,258

   MERRILL LYNCH CAPITAL FUND INC. -
    CLASS A SHARES                                                                      3,259,162            3,500,307

   MERRILL LYNCH GLOBAL HOLDINGS, INC. -
    CLASS A SHARES                                                                        604,791              650,760

*  NL STOCK FUND - COMMON STOCK                                                         2,723,028            1,255,893

*  BAROID STOCK FUND - COMMON STOCK:
     Baroid Corporation                                                                   153,810              351,363
      Tremont Corporation                                                                  34,248               28,502

                                                                                          188,058              379,864

                                                                                      $35,120,164          $34,244,310


[FN]
Note: Cost is determined based on historical cost. Gains and losses on sales of investments are calculated based on average cost.

[FN]
*  Investment in a "Party-in-interest" entity, as defined by ERISA.


                           SAVINGS PLAN FOR EMPLOYEES
                             OF NL INDUSTRIES, INC.

                 ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                          Year ended December 31, 1993


                                        Number of                    Purchase            Selling
Description of Asset                  Transactions                    price               price

Merrill Lynch Retirement
 Preservation Trust:
   Purchases                    165                                        $3,292,356         $     -
   Sales                        130                                              -             4,720,723




                                                       Fair value
                                                       of asset on
                                      Cost of          transaction           Net gain
Description of Asset                   asset              date                (loss)

Merrill Lynch Retirement
 Preservation Trust:
   Purchases                          $3,292,356           $3,292,356           $  -
   Sales                               4,720,723            4,720,723              -



                                                      EXHIBIT 1




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the:

   (i) Registration Statement No. 2-78456 on Form S-8 and related Prospectus with respect to the 1982 Long Term Performance Incentive Plan of NL Industries, Inc.;

   (ii) Registration Statement No. 2-98713 on Form S-8 and related Prospectus with respect to the 1985 Long Term Performance Incentive Plan of NL Industries, Inc.; and

   (iii) Registration Statement No. 33-25913 on Form S-8 and related Prospectus with respect to the Savings Plan for Employees of NL Industries, Inc.; and

   (iv) Registration Statement No. 33-29287 on Form S-8 and related Prospectus with respect to the 1989 Long Term Performance Incentive Plan of NL Industries, Inc.; and

   (v) Registration Statement No. 33-48145 on Form S-8 and related Prospectus with respect to the 1992 Non-Employee Director Stock Option Plan of NL Industries, Inc.

of our report which is dated June 20, 1994, on our audits of the statements of net assets available for plan benefits of the Savings Plan for Employees of NL Industries, Inc. as of December 31, 1992 and 1993 and the related statement of changes in net assets available for plan benefits for the years ended December 31, 1992 and 1993, which report is included in this Annual Report on Form 11-K.



                                 Coopers & Lybrand





Houston, Texas
June 27, 1994